 Exhibit (a)(1)(A)
Offer to Purchase for Cash
49,596,510 Common Shares
of
Adecoagro S.A.
by
Tether Investments, S.A. de C.V.,
a wholly-owned subsidiary of
Tether Holdings, S.A. de C.V.
at
$12.41 per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON April 24, 2025, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER.

Pursuant to a Transaction Agreement, dated as of March 26, 2025 (the “Transaction Agreement”), by and between Tether Investments, S.A. de C.V., an El Salvador entity (“Tether”) and a wholly-owned subsidiary of Tether Holdings, S.A. de C.V. (“Holdings”), and Adecoagro S.A., a Luxembourg corporation under the form of a société anonyme (“Adecoagro”), Tether is offering to purchase up to 49,596,510 (the “Maximum Share Number”) of the outstanding Common Shares, nominal value $1.50 per share, of Adecoagro, which, based on information provided by Adecoagro, represents approximately 49.6% of the issued and outstanding Common Shares as of the close of business on March 26, 2025, rounded up to the nearest whole Common Share, at a price of $12.41 per share, in cash, without interest thereon and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. Taking into account the 20,398,699 Common Shares held by Tether on the date hereof, if Tether were to acquire a number of Common Shares equal to the Maximum Share Number pursuant to the Offer, Tether would at the conclusion of the Offer hold 69,995,209 Common Shares, representing approximately 70.0% of the issued and outstanding Common Shares. If more than 49,596,510 Common Shares are validly tendered and not validly withdrawn, we will purchase 49,596,510 Common Shares on a pro rata basis from all tendering shareholders, so that we would purchase no more than 49,596,510 Common Shares. Under no circumstances will we pay interest on the consideration paid for shares in the Offer, regardless of any extension of the Offer or any delay in making such payment.
The Adecoagro board of directors has unanimously: (i) approved the Transaction Agreement and declared the Transaction Agreement, the Offer, and the other transactions contemplated by the Transaction Agreement to be fair to Adecoagro’s shareholders; and (ii) recommended that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer. Accordingly, Adecoagro’s board of directors unanimously recommends that the shareholders of Adecoagro accept the Offer and tender (and not withdraw) their Common Shares to Tether in the Offer.

The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including a minimum number of shares being tendered, and a summary of the principal terms of the Offer, including such conditions, appears in Section 1(Terms of the Offer) and Section 13 (Conditions to the Offer).
IMPORTANT
Any shareholder of Adecoagro who desires to tender all or any portion of such shareholder’s Common Shares to Tether in the Offer should either (i) complete and sign the Letter of Transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a photocopy of it) and any other required documents to the depositary for the Offer, Computershare Trust Company, N.A. (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Adecoagro Common Shares in the Offer) of this Offer to Purchase, in each case prior to the Expiration Time (as defined in this Offer to Purchase) of the Offer or (ii) request such shareholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder of Adecoagro with Common Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Tether in the Offer.
Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call Toll-Free: (866) 896-8351

SUMMARY TERM SHEET
We are Tether Investments, S.A. de C.V., a wholly-owned subsidiary of Tether Holdings, S.A. de C.V., and we are making an offer to purchase up to 49,596,510 of the outstanding common shares, nominal value $1.50 per share (“Common Shares”), of Adecoagro S.A., a Luxembourg corporation under the form of a société anonyme (“Adecoagro”). The following are some of the questions you, as a shareholder of Adecoagro, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.
Who is offering to buy my Adecoagro shares?
Our name is Tether Investments, S.A. de C.V. (“Tether”). We are an El Salvador corporation organized as a wholly-owned subsidiary of Tether Holdings, S.A. de C.V., an El Salvador corporation (“Holdings”). The principal business of Tether is primarily to make strategic investments in emerging technologies, such as artificial intelligence and peer-to-peer platforms, sustainable Bitcoin mining operations, and digital education initiatives. Tether is also involved in funding and supporting projects that enhance financial inclusion and build resilient financial infrastructure worldwide. Holdings is the holding company for the Tether Group. See Introduction and Section 9 (Certain Information Concerning Tether and Holdings) of this Offer to Purchase for more information.
How many Common Shares are you offering to purchase?
We are making an offer to purchase up to 49,596,510 Common Shares validly tendered in the Offer and not validly withdrawn (the “Maximum Share Number”) on the terms and subject to the conditions set forth in this offer to Purchase. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.
Based on information provided by Adecoagro, there were 99,993,156 issued and outstanding Common Shares as of the close of business on March 26, 2025, and the Maximum Share Number represents approximately 49.6% of the issued and outstanding Common Shares, rounded up to the nearest whole Common Share. Taking into account the 20,398,699 Common Shares held by Tether on the date hereof, if Tether were to acquire a number of Common Shares equal to the Maximum Share Number pursuant to the Offer, Tether would at the conclusion of the Offer hold 69,995,209 Common Shares, representing approximately 70.0% of the issued and outstanding Common Shares.
What happens if more than 49,596,510 Common Shares are validly tendered in the Offer and not validly withdrawn?
In the event that Common Shares representing more than the Maximum Share Number are validly tendered in the Offer and not validly withdrawn prior to the 12:00 midnight, New York City time, on April 24, 2025 (which is the minute following 11:59 p.m., New York City time, on such date) unless we extend or terminate it (such date and time, as it may be extended or terminated, the “Expiration Time”), we will purchase a number of Common Shares equal to the Maximum Share Number on a pro rata basis based on the number of Common Shares validly tendered (and not validly withdrawn) prior to the Expiration Time. In doing so, we will determine the number of Common Shares validly tendered (and not validly withdrawn) by each tendering shareholder and apply a proration factor to determine the number of tendered Common Shares we will purchase from each tendering shareholder.
The proration factor will equal the quotient determined by dividing (a) the Maximum Share Number by (b) the number of Common Shares that were validly tendered (and not validly withdrawn) (with any resulting fractional Common Shares rounded to the nearest whole Common Share). For example, if a total of 60,000,000 Common Shares are properly tendered (and not validly withdrawn), we will purchase approximately 82.7% of the number of Common Shares that each shareholder tendered (with any resulting fractional Common Shares rounded to the nearest whole Common Share).
We will determine if such proration is necessary and announce the final results of the proration promptly (and in any event within three business days) after the expiration of the Offer but prior to making payment for Common Shares.
What will happen to my Common Shares if they are tendered, but not purchased in the Offer?
The Depositary will return unpurchased Common Shares that are tendered in the Offer, but not purchased in the Offer promptly after the expiration or termination of the Offer or, in the case of Common Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Common Shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.
How much are you offering to pay for my Common Shares, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?
We are offering to pay $12.41 per share, in cash, without interest and less any required withholding taxes. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.
Do you have the financial resources to pay for all of the Common Shares that you are offering to purchase?
Yes. We estimate that the total amount of funds required to purchase a number of Common Shares equal to the Maximum Share Number will be approximately $615.3 million at or prior to the closing of the Offer based on the Offer Price. Tether expects to obtain these funds from its general corporate funds or, if necessary, from contributions or advancements by Holdings, which would be sufficient to cover all amounts that may become payable pursuant to the Offer. Tether or Holdings may choose to issue commercial paper or new bonds to obtain certain of such funds, but there is no agreement in place for any such debt financing nor have plans or arrangements been made to repay such possible debt financing, if entered into, except out of Tether’s and Holdings’ ordinary course cash flows. If no such debt financing is consummated, all of our funds will be obtained from Tether’s or Holdings’ general corporate funds.
Is your financial condition relevant to my decision whether to tender my Common Shares in your offer?
No. We do not believe that our financial condition is relevant to your decision whether to tender your Common Shares in our offer because:
•
cash is the only consideration that we are paying to the holders of Common Shares in connection with our offer;

•
our offer is not subject to any financing contingencies; and

•
as described above, Tether will have sufficient funds (including, if necessary, through Holdings) to purchase a number of Common Shares equal to the Maximum Share Number.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.
How long do I have to tender my Common Shares in your offer?
You will have until 12:00 midnight, New York City time, on April 24, 2025, to tender your Common Shares in our offer, unless that date is extended as described herein.

What are the most significant conditions to your offer?
The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the Expiration Time, a number of shares that, when added to the 20,398,699 Common Shares already owned by us as of the date of the Transaction Agreement, represents at least 51% of the Fully Diluted Shares (which we refer to as the “Minimum Share Number” or the “Minimum Condition”); “Fully Diluted Shares” is defined as the number of Common Shares outstanding, together with all Common Shares that Adecoagro would be required to issue pursuant to any then-outstanding Adecoagro securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof.
Other conditions to the Offer are described in Section 13 (Conditions to the Offer). Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.
Under what circumstances can or must you extend your offer?
If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the New York Stock Exchange or applicable law. In no event, however, are we obligated to extend the Offer beyond June 24, 2025.
See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.
How will I be notified if you extend your offer?
If we extend our offer, we will inform the Depositary, Computershare Trust Company, N.A., of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.
How do I tender my Common Shares in your offer?
To tender all or any portion of your Common Shares in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a photocopy of it) enclosed with this Offer to Purchase, properly completed and duly executed, with any required signature guarantees, and any other required documents, to the Depositary, Computershare Trust Company, N.A., or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Common Shares in the Offer), prior to the Expiration Time.
If you hold your Common Shares in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your Common Shares in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.
See Section 2 (Procedures for Tendering Common Shares in the Offer) of this Offer to Purchase for more information.
Can I withdraw Common Shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?
Yes. You can withdraw some or all of the Common Shares that you previously tendered in our offer at any time prior to the Expiration Time of our offer as it may be extended. To withdraw tendered Common Shares, shareholders must deliver a written notice of withdrawal to the Depositary within the prescribed time period at one of the addresses set forth in this Letter of Transmittal. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Common Shares to be withdrawn, their account number and the name of the registered holder of the Common Shares. In addition, if the certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the certificate numbers shown on the particular certificates for Common Shares to be withdrawn. If the notice of withdrawal is being signed by someone other than the registered owners of the Common Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer, the notice of withdrawal also must specify the name and the number of the account at The Depository Trust Company to be credited with the withdrawn Common Shares and otherwise comply with the procedures of that facility. Withdrawals may not be rescinded and any Common Shares withdrawn will not be properly tendered for purposes of the Offer unless the withdrawn Common Shares are properly re-tendered prior to the Expiration Date by following the procedures described above. Further, if we have not accepted your Common Shares for payment by May 27, 2025, you can withdraw them at any time after May 27, 2025. Once we accept your tendered Common Shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.
Can holders of stock options and/or restricted shares participate in the Offer?
The offer is only for Common Shares of Adecoagro that are not subject to vesting conditions and not for any options to purchase Common Shares (“Stock Options”) or restricted shares (meaning shares subject to vesting conditions) (“Restricted Shares”). If you hold unexercised Stock Options and you wish to participate in the Offer, you must exercise your Stock Options (to the extent they are vested and exercisable) in accordance with the terms of the applicable Adecoagro equity incentive plan and award agreement, and tender the Common Shares received upon the exercise in accordance with the terms of the Offer. Holders of unvested or unexercisable Stock Options will be unable to exercise such Stock Options and are not eligible to participate in the Offer with respect to the Common Shares underlying such Stock Options. Holders of Restricted Shares (including Restricted Shares acquired upon the exercise of an unvested Stock Option), are not eligible to participate in the Offer with respect to such Restricted Shares unless and until they become vested.
If I decide not to tender, how will the Offer affect my Common Shares?
If the Offer is consummated, Adecoagro shareholders not tendering their Common Shares in the Offer will continue to own their Common Shares in Adecoagro and to participate in the future performance of Adecoagro. Adecoagro is expected to remain a public company listed on the New York Stock Exchange. Adecoagro shareholders that do not tender their Common Shares pursuant to the Offer may be able to sell their Common Shares in the future on the New York Stock Exchange, or otherwise, at a net price higher or lower than the Offer Price. However, we can give no assurance as to the price at which an Adecoagro shareholders may be able to sell his, her or its Common Shares in the future.
If the Minimum Condition is not satisfied because an insufficient number of Common Shares are tendered in the Offer, then neither the Offer nor the other transactions contemplated by the Transaction Agreement will be consummated. There can be no assurance as to the effect that a failure to consummate the Offer and the other transactions contemplated by the Transaction Agreement may have on the price of the Adecoagro’s Common Shares. See Section 13 (Conditions to the Offer).
As described in Section 6 (Price Range of Adecoagro Common Shares; Dividends on Adecoagro Common Shares), a dividend was declared by Adecoagro’s board of directors on March 11, 2025 in the amount of $17.5 million. The record date for this dividend has been established as the close of business on May 2, 2025. If such dividend record date occurs before Tether acquires Common Shares in the Offer, tendering shareholders whose Common Shares are accepted for purchase (subject to proration as described herein) will receive both $12.41 (subject to proration as described therein) and their per share portion of the dividend payment. Alternatively, if Tether acquires Common Shares in the Offer prior to the record date, then tendering shareholders whose Common Shares are accepted for purchase (subject to proration as described herein) will only receive $12.41 and not their portion of the dividend, all of which would go to Tether with respect to such purchased Common Shares. Under either scenario, you will be able to participate in your portion of the dividend with respect to any Common Shares (a) not tendered by you, or (b) tendered by you but not accepted for purchase by Tether in the Offer (as a result of proration).

How do I withdraw my previously tendered Common Shares?
To withdraw tendered Common Shares, shareholders must deliver a written notice of withdrawal to the Depositary within the prescribed time period at one of the addresses set forth in this Letter of Transmittal. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Common Shares to be withdrawn, their account number and the name of the registered holder of the Common Shares. In addition, if the certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the certificate numbers shown on the particular certificates for Common Shares to be withdrawn. If the notice of withdrawal is being signed by someone other than the registered owners of the Common Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer, the notice of withdrawal also must specify the name and the number of the account at The Depository Trust Company to be credited with the withdrawn Common Shares and otherwise comply with the procedures of that facility. Withdrawals may not be rescinded and any Common Shares withdrawn will not be properly tendered for purposes of the Offer unless the withdrawn Common Shares are properly re-tendered prior to the Expiration Date by following the procedures described above. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.
Has Adecoagro’s board of directors approved your offer?
Yes. Our offer is being made pursuant to a Transaction Agreement, dated as of March 26, 2025, by and between Adecoagro and us. Adecoagro’s board of directors has unanimously:
•
approved the Transaction Agreement and declared the Transaction Agreement, the Offer, and the other transactions contemplated by the Transaction Agreement to be fair to Adecoagro’s shareholders; and

•
recommended that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer

Accordingly, Adecoagro’s board of directors unanimously recommends that you accept our offer and tender (and not withdraw) your Common Shares pursuant to our offer.
The factors considered by Adecoagro’s board of directors in making the determinations and the recommendation described above are expected to be described in Adecoagro’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission.
If you successfully complete your offer, what will happen to Adecoagro’s board of directors?
If we accept Common Shares for payment pursuant to our offer, under the Transaction Agreement we will become entitled to designate to serve on each of Adecoagro’s board of directors, committees thereof and the boards of directors of each direct and indirect subsidiary of Adecoagro a number of directors equivalent to our percentage ownership (rounded up to the next whole number) of Adecoagro’s issued and outstanding common shares and additionally will have the right to cause one of the directors designated by it to serve on Adecoagro’s board of directors to serve as Executive Chairman of Adecoagro. Therefore, if we accept Common Shares for payment pursuant to our offer, Tether will obtain control over Adecoagro shortly thereafter. See Section 12 (Purpose of the Offer; Plans for Adecoagro; The Transaction Agreement) of this Offer to Purchase for more information.
Are appraisal rights available in your offer?
Appraisal rights are not available in connection with our offer. See Section 12 (Purpose of the Offer; Plans for Adecoagro; The Transaction Agreement) of this Offer to Purchase for more information.
What are the United States federal income tax consequences of having my Common Shares accepted for payment in your offer?
The receipt of cash pursuant to our offer will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, provincial, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a shareholder having Common Shares accepted for payment in our offer (determined before the deduction of backup withholding, if any) will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in our offer and the shareholder’s aggregate adjusted tax basis in the shares tendered by the shareholder and accepted for payment in our offer. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer. See Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.
Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, provincial, local or foreign income and other tax laws) of our offer.
What is the market value of my Common Shares?
On March 26, 2025, the last trading day before Tether and Adecoagro announced that they had entered into the Transaction Agreement, the closing price of Common Shares reported on The New York Stock Exchange was $11.04 per share; therefore, the Offer price of $12.41 per share represents a premium of 12.4% over the closing price of Adecoagro shares before announcement of the Transaction Agreement. On March 27, 2025, the last trading day prior to the printing of this Offer to Purchase, the last sale price of Common Shares reported on The New York Stock Exchange was $11.40 per share. We advise you to obtain a recent quotation for Common Shares when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Adecoagro Common Shares; Dividends on Adecoagro Common Shares) of this Offer to Purchase for more information.
As described in Section 6 (Price Range of Adecoagro Common Shares; Dividends on Adecoagro Common Shares), a dividend was declared by our board of directors on March 11, 2025 in the amount of $17.5 million. The record date for this dividend is the close of business on May 2, 2025. If Tether acquires Common Shares in the Offer after the dividend record date, tendering shareholders will receive $12.41 and their per share portion of the dividend payment. Alternatively, if Tether acquires Common Shares in the Offer prior to the record date, then tendering shareholders will only receive $12.41 and not their portion of the dividend, all of which would go to Tether. If you do not tender your Common Shares, you will be able to participate in your portion of the dividend.
Whom can I contact if I have questions about your offer?
You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.
The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call Toll-Free: (866) 896-8351

To:
The Holders of Common Shares of Adecoagro S.A.:

INTRODUCTION
Tether Investments, S.A. de C.V., an El Salvador entity (“Tether”) and a wholly-owned subsidiary of Tether Holdings, S.A. de C.V., an El Salvador entity (“Holdings”), hereby offers to purchase up to 49,596,510 of the outstanding common shares, nominal value $1.50 per share (“Common Shares”), of Adecoagro S.A., a Luxembourg corporation under the form of a société anonyme (“Adecoagro”) which, based on information provided by Adecoagro, represents approximately 49.6% of the issued and outstanding Common Shares as of the close of business on March 26, 2025, rounded up to the nearest whole Common Share, at a price of $12.41 per share, in cash, without interest thereon and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.
Tendering Adecoagro shareholders whose Common Shares are registered in their own names and who tender their shares directly to Computershare Trust Company, N.A., which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A shareholder of Adecoagro who holds Common Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such shareholder’s shares to Tether in the Offer.
Tether will pay all fees and expenses of the Depositary and Georgeson LLC, which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.
The Offer is being made pursuant to a Transaction Agreement, dated as of March 26, 2025, by and between Tether and Adecoagro (the “Transaction Agreement”). See Section 12 (Purpose of the Offer; Plans for Adecoagro; The Transaction Agreement) of this Offer to Purchase for more information.
The Adecoagro board of directors has unanimously: (i) approved the Transaction Agreement and declared the Transaction Agreement, the Offer, and the other transactions contemplated by the Transaction Agreement to be fair to Adecoagro’s shareholders; and (ii) recommended that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer. Accordingly, Adecoagro’s board of directors unanimously recommends that the shareholders of Adecoagro accept the Offer and tender (and not withdraw) their Common Shares to Tether in the Offer.
The factors considered by Adecoagro’s board of directors in making the determinations and the recommendation described above and other matters relied upon by Adecoagro’s board of directors are expected to be described in Adecoagro’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission. Shareholders of Adecoagro are urged to, and should, carefully read Adecoagro’s Solicitation/Recommendation Statement on Schedule 14D-9.
The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of shares that, when added to the 20,398,699 Common Shares already owned by us as of the date of the Transaction Agreement, represents at least 51% of the Fully Diluted Shares (as defined below) (which we refer to as the “Minimum Condition”).
The Offer is not conditioned upon Tether obtaining financing or the funding thereof. These and other conditions to the Offer are described in Section 13 (Conditions to the Offer).
Adecoagro has informed Tether that, as of March 26, 2025, there were: (i) 99,993,156 Common Shares issued and outstanding; (ii) 1,269,446 Common Shares subject to outstanding stock options that are vested or that are expected to be vested as of the Expiration Time; (iii) no Common Shares subject to outstanding warrants to purchase Common Shares from Adecoagro; and (iv) no Common Shares issuable upon the conversion of outstanding Adecoagro securities (other than the options described above and not including shares that may be issued pursuant to the Adecoagro/IFH 2004 Stock Incentive Option Plan).

Certain U.S. federal income tax consequences of the sale of the Common Shares purchased by Tether pursuant to the Offer are described in Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.
If, between the date of the Transaction Agreement and the date on which any particular common share of Adecoagro is accepted for payment and paid for pursuant to the Offer, the outstanding Common Shares are changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of common shares, or stock dividend thereon with a record date during such period or otherwise, the Minimum Share Number, the Maximum Share Number and the Offer Price will be appropriately adjusted.
This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1. Terms of the Offer
Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Tether will accept for payment and pay for up to 49,596,510 Common Shares validly tendered in the Offer and not validly withdrawn (the “Maximum Share Number”) that are validly tendered prior to the Expiration Time of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Time” as used in this Offer to Purchase means 12:00 midnight, New York City time, on April 24, 2025 (which is the minute following 11:59 p.m., New York City time, on such date), unless and until Tether extends the period of time during which the Offer is open in accordance with the terms of the Transaction Agreement, in which event the term Expiration Time of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by Tether, will expire.
Pursuant to the terms of the Transaction Agreement, if at the scheduled expiration time of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, Tether will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In In addition, Tether will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the New York Stock Exchange or applicable law. In no event, however, is Tether obligated to extend the Offer beyond June 24, 2025. See Section 12 (Purpose of the Offer; Plans for Adecoagro; The Transaction Agreement).
Tether’s obligation to accept for payment and to pay for any Common Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Transaction Agreement, of each of the conditions to the Offer that are described in Section 13 (Conditions to the Offer) of this Offer to Purchase (the “Offer Conditions”). Without Adecoagro’s prior written consent, Tether may not: (i) decrease the Offer Price; (ii) amend, modify or waive the Minimum Condition or certain additional conditions described in Section 13 (Conditions to the Offer); (iii) change the form of consideration to be paid in the Offer; (iv) extend or otherwise change the expiration time of the Offer (the “Expiration Time”) except as provided in the Transaction Agreement; (v) change the Maximum Share Number; (vi) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Common Shares in its capacity as such, or that would, individually or in the aggregate, materially impair or prevent or delay beyond the End Date (as extended) Tether’s ability to consummate the Offer; or (vii) impose conditions to the Offer other than the Offer Conditions.
Under the Transaction Agreement, the Minimum Share Number, the Maximum Share Number and the Offer Price will be adjusted appropriately to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Common Shares occurring on or after the date hereof and prior to Tether’s acceptance for payment of, and payment for, Common Shares pursuant to the Offer.
The Offer is subject to the conditions set forth in Section 13 (Conditions to the Offer), which include, among other things, satisfaction of the Minimum Condition and the expiration or termination of the applicable waiting period (and any extension thereof). Subject to the satisfaction and waiver of the conditions to the Offer, we will accept for payment, subject to any necessary proration, all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.
Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Offer. Without limiting the manner in which Tether may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of Common Shares), Tether will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to a national news service. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.
In the event that Tether makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, Tether will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to shareholders. With respect to other material changes in the terms of the Offer, the minimum period during which the Offer must remain open will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.
Adecoagro has provided Tether with a list and security position listings of Adecoagro’s shareholders for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of Common Shares, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Adecoagro’s shareholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Common Shares.
2. Procedures for Tendering Adecoagro Common Shares in the Offer
Valid Tender
For a shareholder to validly tender Common Shares in the Offer:
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the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer; or

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in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Time of the Offer.

Shareholders must use one of these methods to validly tender Common Shares in the Offer. The valid tender of Common Shares in accordance with one of the procedures described above will constitute a binding agreement between the tendering shareholder and Tether upon the terms of and subject to the conditions to the Offer.
The method of delivery of Common Shares to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering shareholder. Common Shares to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer
The Depositary will notify The Depository Trust Company (the “Book-Entry Transfer Facility”) to establish an account with respect to the Common Shares for purposes of the Offer as promptly as practicable after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of Common Shares in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) Tether may enforce such agreement against such participant.
Although delivery of Common Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
Signature Guarantees
No signature guarantee is required on the Letter of Transmittal that is being returned with Common Shares being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal or (ii) Common Shares are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of Common Shares includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with Common Shares being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing Common Shares being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing Common Shares not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.
The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering shareholder, and delivery will be made only when actually received by the Depositary.
Other Requirements
Notwithstanding any provision hereof, in all cases payment for Common Shares that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:
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certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

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the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

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any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Common Shares being tendered in the Offer or Book-Entry Confirmations with respect to Common Shares being tendered in the Offer are actually received by the Depositary.
Under no circumstances will interest be paid by Tether on the Offer Price payable in respect of Common Shares being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.
Appointment
By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a shareholder tendering Common Shares in the Offer will be irrevocably appointing designees of Tether as such shareholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Common Shares being tendered by such shareholder and accepted for payment by Tether and with respect to any and all other Common Shares or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the Common Shares being tendered. Such appointment will be effective when, and only to the extent that, Tether accepts for payment the Common Shares being tendered by such shareholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Common Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Tether will thereby be empowered to exercise all voting and other rights with respect to such Common Shares and other securities or rights in respect of any annual, special or adjourned meeting of Adecoagro’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Tether reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon Tether’s acceptance for payment of such shares, Tether must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of shareholders.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Common Shares in the Offer will be determined by Tether in its sole discretion, which determination will be final and binding. Tether reserves the absolute right to reject any or all tenders of Common Shares if it determines such tender not to be in proper form or the acceptance for payment of or payment for which may be unlawful. Tether also reserves the absolute right to waive any defect or irregularity in the tender of any Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Tether, Holdings, Adecoagro, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of Adecoagro under the Transaction Agreement, Tether’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.
Backup Withholding
In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a shareholder whose Common Shares are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number on a Substitute IRS Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service (“IRS”) may impose a penalty on such shareholder and the payment of cash to such shareholder in connection with the Offer may be subject to backup withholding at a rate of 24%. All shareholders tendering Common Shares in the Offer should complete and sign the main signature form and the Substitute IRS Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Tether and the Depositary). Certain shareholders (including, among others, all domestic corporations and certain foreign individuals and entities) are not subject to backup withholding. Shareholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and an IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.
No Guaranteed Delivery.    There will be no guaranteed delivery process available to tender the Common Shares.
Tender Constitutes a Binding Agreement.    The tender of Common Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have a “net long position” in Common Shares or equivalent securities being tendered within the meaning of Rule 14e-4, (ii) the tender of such Common Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Common Shares tendered, as specified in the Letter of Transmittal, (iv) if we accept your Common Shares for payment, we will at the time of such acceptance acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (v) to the extent applicable, you ratify, accept and approve, in connection with all Common Shares you hold, each and every act or thing that has been done or effected, or may be done or effected, by Tether or Adecoagro, or any of their directors, officers, employees or agents in connection with the Offer. Our acceptance for payment of Common Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Common Shares, upon the terms and subject to the conditions of the Offer.
3. Withdrawal Rights
Except as otherwise provided in this Section 3, tenders of Common Shares in the Offer are irrevocable. Common Shares that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Time of the Offer and shares that are tendered may also be withdrawn at any time after May 27, 2025 unless accepted for payment on or before that date as provided in this Offer to Purchase.
For a withdrawal of Common Shares previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Tether in its sole discretion, which determination will be final and binding. None of Tether, Holdings, Adecoagro, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
Withdrawals of Common Shares may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Time of the Offer by following one of the procedures described in Section 2 hereof.
4. Acceptance for Payment and Payment for Common Shares
On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time of the Offer, Tether will accept for payment, as soon as practicable after the Expiration Time, up to the number of shares equivalent to the Maximum Share Number validly tendered and not validly withdrawn prior to the Expiration Time. However, we note that, if proration is required, we do not expect to announce the final results of the proration or to begin paying for tendered common shares until at least five business days after the expiration of the Offer. Subject to the terms of the Transaction Agreement, Tether expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for Common Shares that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).
In all cases, payment for Common Shares that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
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the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Adecoagro Common Shares in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

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in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Adecoagro Common Shares in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, shareholders tendering Common Shares in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.
The per share consideration paid to any shareholder in the Offer will be the highest per share consideration paid to any other shareholder in the Offer.
For purposes of the Offer, Tether will be deemed to have accepted for payment, and thereby purchased, Common Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer as, if and when Tether gives oral or written notice to the Depositary of Tether’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for Common Shares that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for shareholders tendering shares in the Offer for the purpose of receiving payment from Tether and transmitting payment to such shareholders whose Common Shares have been accepted for payment in the Offer.
Under no circumstances will interest be paid on the Offer Price for Common Shares that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If Tether is delayed in its acceptance for payment of, or payment for, Common Shares that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to Tether’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Transaction Agreement), the Depositary may, nevertheless, on behalf of Tether, retain Common Shares that are tendered in the Offer, and such shares may not be withdrawn except to the extent that shareholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase or as otherwise contemplated by federal securities laws.
If any Common Shares that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason (including due to proration), the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the shareholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.
5. Certain Material United States Federal Income Tax Consequences
The following summary is a general discussion of certain material United States federal income tax consequences to the Adecoagro shareholders of the receipt of cash pursuant to the Offer. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable Treasury Regulations, published rulings and administrative pronouncements of the United States Internal Revenue Service (the “IRS”), and judicial decisions, in each case, in effect as of the date of the Offer. Such authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect shareholders to which this section applies and could affect the accuracy of the statements herein. No opinions of counsel and no ruling from the IRS has been or will be sought or obtained with respect to any aspect of the transactions described herein. As a result, no assurances can be made that the tax consequences described in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This summary addresses only Common Shares tendered in the Offer by Adecoagro shareholders that are United States Holders (as defined below) that hold such Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this summary is for the general information of the Adecoagro shareholders only and does not purport to be a complete analysis of all potential tax effects of the Offer. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer, including, without limitation, any exercise of an Adecoagro option or the acquisition or disposition of Adecoagro shares other than pursuant to the Offer. In addition, it does not address all aspects of federal income taxation that may affect particular Adecoagro shareholders in light of their particular circumstances, including:
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insurance companies;

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tax-exempt organizations or governmental organizations;

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financial institutions, brokers, dealers or traders in securities or commodities;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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shareholders holding Common Shares as part of a “hedging,” “straddle,” “conversion,” synthetic security, or other “integrated” or risk reduction transaction or who have elected to mark securities to market;

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shareholders deemed to sell their Common Shares under the constructive sale provisions of the Code;

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shareholders holding Common Shares as “qualified small business stock” within the meaning of Section 1202 or Section 1045 of the Code or “Section 1244 stock” within the meaning of Section 1244 of the Code;

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shareholders subject to alternative minimum tax;

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“S” corporations, partnerships (or other entities treated as partnerships, disregarded entities or other pass-through entities for United States federal income tax purposes or any investors therein);

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shareholders that acquired Common Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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tax-qualified retirement plans;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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pension plans, including “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by “qualified foreign pension funds”;

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shareholders having a functional currency for United States federal income tax purposes other than the United States dollar;

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certain former citizens or long-term residents of the United States; and

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shareholders that are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

This summary also does not address tax considerations arising under any state, provincial, local or foreign laws, or under U.S. federal estate or gift tax laws, the net investment income tax or the alternative minimum tax.
For purposes of this summary, a “United States Holder” is an Adecoagro shareholder who, for United States federal income tax purposes, is:
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a citizen or individual resident of the United States;

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a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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an estate the income of which is subject to United States federal income tax regardless of its source; or

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a trust with respect to which a United States court is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of its substantial decisions or a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a “United States person.”

In addition, if an Adecoagro shareholder that tenders Common Shares in the Offer is treated as a partnership (or other pass-through entity) for United States federal income tax purposes, the tax treatment of a partner (or other owner) in the partnership (or other pass-through entity) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other pass-through entity). An Adecoagro shareholder that is a partnership (or other pass-through entity), and partners (or other owners) in such partnerships (or such other pass-through entities), should consult their own tax advisors regarding the United States federal income tax consequences of participating in the Offer.
Passive Foreign Investment Company (“PFIC”) Rules
United States Holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described below if Adecoagro is a PFIC for United States federal income tax purposes. In general, a PFIC with respect to a United States Holder is a foreign corporation (or other entity treated as a foreign corporation for United States federal income tax purposes) where either (i) at least 75% of its gross income for the taxable year is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of its assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, royalties, rents, annuities and gains from assets that produce passive income. The determination of whether a corporation is a PFIC is made annually.
Adecoagro’s Form 20-F for each of its fiscal years ended December 31, 2019 through December 31, 2023 states that Adecoagro does not believe it is a PFIC. On that basis, the remainder of this discussion treats Adecoagro as not being a PFIC for United States federal income tax purposes. There is no assurance that Adecoagro is not a PFIC or that it has never been a PFIC and therefore, the Adecoagro shareholders participating in the Offer should consult with their own tax advisors with respect to the PFIC rules.
Treatment of Holders of Adecoagro Common Shares
The receipt of cash in exchange for Common Shares pursuant to the Offer will be a taxable transaction. Generally, this means that an Adecoagro shareholder will recognize a capital gain or loss equal to the difference between (1) the amount of cash the shareholder receives in the Offer (determined before the deduction of backup withholding, if any) and (2) the shareholder’s adjusted tax basis in the Common Shares surrendered therefor. For this purpose, Adecoagro shareholders who acquired different blocks of Adecoagro shares at different times for different prices must calculate gain or loss separately for each identifiable block of Adecoagro shares surrendered in the exchange. This gain or loss will be long-term if the holder has held Common Shares for more than one year as of the date of the sale of such Common Shares by such holder in the Offer. Subject to the discussion above with respect to PFICs, capital gains of certain non-corporate United States Holders, including individuals, derived with respect to capital assets held for more than one year generally are eligible for various reduced rates of taxation. A deduction with respect to a capital loss may be subject to limitation.
Backup Withholding
An Adecoagro shareholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the shareholder’s Common Shares tendered in the Offer. The current backup withholding rate for 2025 is 24%, but this rate could change at any time. Backup withholding will generally not apply, however, to a shareholder who furnishes the Depositary with a correct taxpayer identification number on Substitute IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of IRS Form W-8. Each shareholder and, if applicable, each other payee, should complete and sign the Substitute IRS Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase (or other applicable form such as an IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. Backup withholding is not an additional United States federal income tax. Any amounts withheld from payments to a shareholder under the backup withholding rules generally will be allowed as a credit against such shareholder’s United States federal income tax liability if certain required information is timely furnished to the IRS. If backup withholding results in an overpayment of United States federal income taxes, a refund may be obtained by timely filing the appropriate claim for refund with the IRS.
THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS ONLY GENERAL INFORMATION AND ONLY FOR ADECOAGRO SHAREHOLDERS, AND IT IS NOT INTENDED TO BE, AND SHOULD NOT BE INTERPRETED AS BEING, TAX ADVICE. EACH ADECOAGRO SHAREHOLDER PARTICIPATING IN THE OFFER IS URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES APPLICABLE TO THEM AND THEIR PARTICULAR CIRCUMSTANCES, INCLUDING APPLICABLE UNITED STATES FEDERAL, STATE, PROVINCIAL, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES. ACCORDINGLY, IT IS

IMPORTANT THAT EACH ADECOAGRO SHAREHOLDER SEEK COMPETENT PROFESSIONAL ADVICE REGARDING ANY TAX CONSEQUENCES APPLICABLE TO THEM.
6. Price Range of Adecoagro Common Shares; Dividends on Adecoagro Common Shares
The Common Shares are listed on the New York Stock Exchange under the symbol “AGRO”, and have been listed on the New York Stock Exchange at all times since January 1, 2023.
The following table sets forth, for each of the periods indicated, the high and low closing sales prices per Common Share on the New York Stock Exchange.
	High	Low	Closing
Fiscal Year Ended December 31, 2023:
First Quarter	$8.28	$8.02	$8.09
Second Quarter	9.40	9.25	9.36
Third Quarter	11.94	11.58	11.69
Fourth Quarter	11.14	11.05	11.10
Fiscal Year Ended December 31, 2024:
First Quarter	11.17	10.97	11.02
Second Quarter	9.76	9.62	9.73
Third Quarter	11.36	11.04	11.07
Fourth Quarter	9.47	9.35	9.43
Fiscal Year Ending December 31, 2025:
First Quarter (through March 27, 2025)	$11.75	$11.30	$11.40
On March 26, 2025, the last trading day before Tether and Adecoagro announced that they had entered into the Transaction Agreement, the last sale price of Common Shares reported on the New York Stock Exchange was $11.04 per share; therefore, the Offer Price of $12.41 per share represents a premium of 12.4% over such price. On March 27, 2025, the last trading day prior to the printing of this Offer to Purchase, the last sale price of Common Shares reported on the New York Stock Exchange was $11.40 per share. Shareholders are urged to obtain current market quotations for Common Shares before making a decision with respect to the Offer.
Consistent with Adecoagro’s distribution policy as of 2022 (the “Distribution Policy”), which consists of a cash dividend distribution in a minimum amount of US$30 million per year, Adecoagro has distributed dividends in the amount of $35 million in each of the years ended December 31, 2024 and December 31, 2023. On March 11, 2025, Adecoagro’s Board of Directors proposed to the general meeting of the shareholders of Adecoagro to declare a dividend of an amount of $17.5 million to be paid to the outstanding shares and out of the share premium account of Adecoagro in one installment of $17.5 million and to delegate power to the Board of Directors to determine the record dates and the payment dates therefor. The Board of Directors has established the close of business on May 2, 2025 as the record date for such dividend. The matter remains subject to shareholder vote at a general meeting of Adecoagro’s shareholders.
Subject to an exception for distributions pursuant to the Distribution Policy, under the terms of the Transaction Agreement, Adecoagro is not permitted to declare or pay dividends in respect of the Common Shares unless approved in advance by Tether in writing.
7. Possible Effects of the Offer on the Market for Adecoagro Common Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations
Possible Effects of the Offer on the Market for Adecoagro Common Shares
The purchase of Common Shares in the Offer will reduce the number of Common Shares that might otherwise trade publicly and may reduce the number of holders of Common Shares. This could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

Stock Exchange Listing
Based on the information provided to Tether by Adecoagro, Tether does not believe that its purchase of common shares under the Offer or the Issuance will cause the remaining outstanding Common Shares to be delisted from trading on the New York Stock Exchange.
Exchange Act Registration
Common Shares are currently registered under the Exchange Act, which requires, among other things, that Adecoagro furnish certain information to its shareholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the Adecoagro shareholders. Based on information provided to Tether by Adecoagro, Tether does not believe that its purchase of Common Shares under the Offer will result in the shares becoming eligible for deregistration under the Exchange Act.
Margin Regulations
Common Shares are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of Common Shares. Based on information provided to Tether by the Adecoagro, Tether believes that, following the purchase of Common Shares under the Offer, the Common Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.
8. Certain Information Concerning Adecoagro
General
Adecoagro is a Luxembourg corporation under the form of a société anonyme with its principal offices located at Vertigo Naos Building, 6, Rue Eugène Ruppert, L - 2453 Luxembourg. Adecoagro’s telephone number at that address is +352.2644.9372. Adecoagro was incorporated in June 2010 and October 2010. Adecoagro is a holding company primarily engaged through its operating subsidiaries in agricultural and agro-industrial activities.
Available Information
Adecoagro is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Adecoagro’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Adecoagro’s securities and any material interest of such persons in transactions with Adecoagro is required to be disclosed in Adecoagro’s proxy statements distributed to Adecoagro shareholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information that is filed electronically with the Securities and Exchange Commission is available to the public at the SEC’s website at http://www.sec.gov. The information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.
Except as otherwise stated in this Offer to Purchase, the information concerning Adecoagro contained in this Offer to Purchase has been taken from or is based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although Tether and Holdings do not have any knowledge that any such information is untrue, neither Tether nor Holdings takes any responsibility for the accuracy or completeness of such information or for any failure by Adecoagro to disclose events that may have occurred and may affect the significance or accuracy of any such information. Adecoagro’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission, is expected to include significant additional information with respect to Adecoagro, its business, the decision of its board of directors to approve the Transaction Agreement and the Offer, risk factors associated with the Offer, and other significant matters.

9. Certain Information Concerning Tether and Holdings
Tether is an El Salvador corporation and a wholly-owned subsidiary of Holdings. The principal business of Tether is primarily to make strategic investments in emerging technologies, such as artificial intelligence and peer-to-peer platforms, sustainable Bitcoin mining operations, and digital education initiatives. Tether Investments is also involved in funding and supporting projects that enhance financial inclusion and build resilient financial infrastructure worldwide. All outstanding shares of capital stock of Tether are owned by Holdings. The principal office of Tether is located at the same address as Holdings’ principal office listed below, and its telephone number at that address is the same telephone number as Holdings’ telephone number listed below.
Holdings is an El Salvador corporation with its principal office located at Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador. Holdings’ telephone number at that address is 443333355842. Holdings is the holding company for the Tether Group.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Tether are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Tether, Holdings or, to the best knowledge of Tether and Holdings, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
In October 2021, the U.S. Commodity Futures Trading Commission (CFTC) instituted and settled regulatory proceedings against Tether Holdings Limited, Tether Limited, Tether Operations Limited, and Tether International Limited (collectively, “Tether Group”) by way of an order accepting Tether Group’s payment of a civil monetary penalty of $41 million without admitting or denying any of the CFTC’s findings or conclusions. The order settled CFTC allegations that, from June 2016 to February 2019, Tether Group made untrue or misleading statements and omissions of material fact or omitted to state material facts necessary to make statements made not true or misleading in connection with, among other things, whether USDT was fully backed by U.S. Dollars held in bank accounts in Tether Group’s name.
In February 2021, the Office of the Attorney General of the State of New York (NYAG) entered into an agreement with Tether Group and several Bitfinex (a group of companies with which Tether Group is affiliated) companies to settle a 2019 proceeding brought by NYAG seeking an injunction related to, among other things, the transfer of certain funds by and among Bitfinex and Tether Group. Without admitting or denying NYAG’s findings, Bitfinex and Tether Group agreed to settle the NYAG proceeding by paying $18.5 million in penalties to the State of New York. The agreement further required Bitfinex and Tether Group to discontinue any trading activity with New York persons or entities and to submit to mandatory reporting on certain business functions.
Except as described in this Offer to Purchase, none of Tether, Holdings or, to the knowledge of Tether and Holdings, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Tether, Holdings or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Adecoagro, and none of Tether, Holdings or, to the knowledge of Tether and Holdings, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Adecoagro during the past 60 days.
Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Tether with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between Tether or Holdings, any of their respective subsidiaries or, to the knowledge of Tether and Holdings, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adecoagro or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and

Exchange Commission and (ii) none of Tether, Holdings or, to the knowledge of Tether and Holdings, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Adecoagro.
10. Source and Amount of Funds
Tether expects to obtain funds to pay for the common shares to be acquired in connection with the Offer from its general corporate funds or, if necessary, from contributions or advancements by Holdings. Tether or Holdings may choose to issue commercial paper or new bonds to obtain certain of such funds, but there is no agreement in place for any such debt financing nor have plans or arrangements been made to repay such possible debt financing, if entered into, except out of Tether’s and Holdings’ ordinary course cash flows. If no such debt financing is consummated, all of our funds will be obtained from Tether’s or Holdings’ general corporate funds.
11. Background of the Offer
The following chronology summarizes the key meetings and other events between Tether and Adecoagro that led to the signing of the Transaction Agreement and the other transaction documents related to the Offer (collectively, the “Transaction Documents”). The following chronology does not purport to catalogue every conversation between the Tether and Adecoagro and their respective representatives. For a summary of additional activities of Adecoagro relating to the signing of the Transaction Documents, please refer to the Schedule 14D-9, which will be filed with the Securities and Exchange Commission.
The principal business of Tether is primarily to make strategic investments in emerging technologies and to fund and support projects for financial infrastructure and financial inclusion. Tether regularly evaluates investments and potential acquisition targets as part of its normal investment activities.
On December 23, 2024 and December 26, 2024, Giancarlo Devasini, Tether’s Chairman, and Paolo Ardoino, Tether’s Chief Executive Officer, held introductory meetings with Mariano Bosch, Adecoagro’s Chief Executive Officer, and Emilio Gnecco, Adecoagro’s Chief Financial Officer.
On December 28, 2024, representatives of Adecoagro corresponded with Giv Zanganeh, a representative of Tether’s energy division, about potential visits by Tether’s representatives to Adecoagro operations in Brazil. Between January 1 and January 13, 2025, Mr. Bosch, Mr. Gnecco and other representatives Adecoagro corresponded over email with Mr. Zanganeh to organize the site visits and provided of public data about Adecoagro’s energy production capacity.
On January 13 and January 14, 2025, Mr. Zanganeh visited Adecoagro’s Angelica and Ivinhema mills in Brazil.
On January 31, 2025, Adecoagro signed a confidentiality agreement with Zettahash SA de CV, an affiliate of Tether, in the context of exploring the use of energy production for cryptocurrency mining and a potential visit by representatives of Adecoagro to Tether’s cryptocurrency mining facility in Uruguay.
Between February 11, 2025 and February 13, 2025, Mr. Gnecco and other representatives of Adecoagro visited Tether’s cryptocurrency mining facility in Uruguay.
On February 14, 2025, Mr. Devasini and other representatives of Tether called Mr. Bosch to notify him that Tether will be making an unsolicited partial tender offer to acquire a controlling interest in Adecoagro to notify him. Tether then submitted a letter (the “Offer Letter”) to Adecoagro’s board of directors, proposing to make an offer to acquire such number of Common Shares that, when added to the 20,398,699 Common Shares already owned by Tether, would result in Tether collectively holding 51% of the outstanding Common Shares of Adecoagro, for a purchase price of $12.41 per share in cash, to be paid from Tether’s existing cash reserves and without a contingency on any financing requirements.
On February 16, 2025, representatives of Tether called Mr. Bosch and Mr. Gnecco, to generally discuss the terms of the Offer Letter and the expected timing of and process for analyzing and responding to the Offer Letter.

On February 17, 2025, representatives of Tether, Mr. Bosch and Mr. Gnecco discussed Tether’s offer, the percentage of shares Tether is willing to purchase, the offer price and other potential terms and conditions for the offer as expressed in the Offer Letter. Mr. Bosch expressed that Adecoagro’s Board of Directors will likely request that Tether purchase a greater percentage of Adecoagro’s shares at a higher price.
On February 18, 2025, Tether amended its Schedule 13D to disclose the terms provided in the Offer Letter. Adecoagro filed a Form 6-K announcing its receipt of Tether’s unsolicited proposal and announced that it would consult legal and financial advisors to evaluate the terms.
Between February 18, 2025 and February 24, 2025, Adecoagro and Tether negotiated a customary nondisclosure agreement and the exclusivity agreement. The primary areas of negotiation related to the length of the exclusivity period and the scope of the standstill and lock-up obligations binding on Tether.
On February 19, 2025, via videoconference, representatives from Tether met with Adecoagro’s Board of Directors. During the meeting, Mr. Ardoino, introduced Tether and explained its primary businesses and operations. Other representatives of Tether answered questions about Tether’s offer to engage in the transaction.
On February 24, 2025, Tether and Adecoagro entered into an exclusivity agreement, which granted Tether a period of exclusivity until March 16, 2025 (the “Exclusivity Agreement”). The exclusivity agreement contained a (i) standstill that restricted Tether and its representatives from acquiring more securities or assets of Adecoagro; and (ii) lock-up provision that prevented Tether from selling or otherwise disposing of any Common Shares without Adecoagro’s prior written consent and subject to limited exceptions. Representatives of Tether and Adecoagro agreed to a standstill and lock-up period of three (3) months. Tether and Adecoagro also entered into a confidentiality agreement with customary mutual confidentiality provisions to help facilitate discussions.
On February 25, 2025, Adecoagro announced it was engaged in discussions with Tether regarding the Offer Letter. McDermott Will & Emery LLP (“MWE”), Tether’s outside legal counsel delivered an initial due diligence request list to Adecoagro and its advisers.
On February 26, 2025, via videoconference, representatives from Tether, Adecoagro, MWE, Davis Polk & Wardwell LLP (“Davis Polk”), Adecoagro’s outside legal counsel and J.P. Morgan Securities LLC (“J.P. Morgan”), Adecoagro’s financial advisor, discussed the due diligence process and moving forward with assessing the merits of the proposed transaction.
On March 3, 2025, representatives of Tether discussed the terms of the transaction with representatives from J.P. Morgan over a phone call. Representatives from J.P. Morgan requested an increase in the offer price to $13.50 and that Tether open the offer to 100% of Adecoagro’s outstanding shares. Tether’s representatives stated that the offer price proposed in the Offer Letter is sufficiently above the current market price of Adecoagro’s shares, but Tether may consider increasing the percentage it will purchase in the offer, but not to 100%.
From March 7 to March 9, 2025, representatives from Tether and Aldwych Advisors, Tether’s business advisors, met with Adecoagro representatives in Argentina. The meeting included a visit to Adecoagro’s headquarters and introductions and tours with various members of Adecoagro’s management and business teams.
On March 10, 2025, MWE delivered the first draft of the Transaction Agreement to Davis Polk. The Transaction Agreement included customary representations, warranties and covenants and a nonrefundable termination fee payable to Tether.
On March 13, 2025, representatives of MWE and Davis Polk met to discuss the initial draft of the Transaction Agreement. Davis Polk provided an initial term sheet (“Term Sheet”) that summarized high-level terms of the transaction.
On March 13, 2025, representatives of Tether called Mr. Bosch and Mr. Gnecco to inform them that Tether was not willing to raise its per-share price, but that Tether would be willing to raise the number of Common Shares subject to the Offer, such that Tether would acquire up to 70% of Adecoagro.

On March 15, 2025, representatives of Tether and Adecoagro entered into an agreement to extend the exclusivity period under the Exclusivity Agreement until March 30, 2025. MWE provided their comments on the Term Sheet to Davis Polk. MWE requested customary registration rights, including demand and piggyback rights, customary deal protections and fiduciary-out provisions, and customary closing conditions including the absence of a material adverse effect since its most recent publicly reported balance sheet.
On March 16, 2025, Davis Polk provided their comments on the Term Sheet. MWE and Davis Polk met by teleconference to discuss certain terms negotiated from the most recent revision.
On March 17, 2025, MWE provided revisions to the Term Sheet that were responsive to the teleconference on March 16, 2025. Davis Polk generally made comments to the Transaction Agreement, adding covenants for a non-compete and non-solicit clause that restrict the activities of Tether and its affiliates, covenants to enter into a shareholder agreement and registration rights agreement, and redefined material adverse effect definition.
Also on March 17, 2025, representatives of both parties had a telephone call to discuss terms of the Transaction Agreement. Because of the advanced state of the negotiation of the Transaction Agreement by such time, the parties did not further negotiate the term sheet.
On March 19, 2025, MWE provided revisions to the Transaction Agreement and the Term Sheet and delivered an initial draft of a registration rights agreement (“Registration Rights Agreement”) to Davis Polk. MWE generally revised the representations, warranties and interim covenants to the Transaction Agreement. MWE deleted the non-compete, non-solicit and director and officer indemnification revisions.
On March 19, 2025 and March 20, 2025, representatives of both parties had telephone calls to discuss terms of the Transaction Agreement.
On March 20, 2025, Davis Polk provided a revised draft of the Transaction Agreement to MWE. Davis Polk revised the offer conditions and covenants by re-adding the non-compete and non-solicitation clauses and proposing the addition of a right of first offer, held by Adecoagro’s committee of independent directors and board approvals for certain matters, lock-up. Later on March 20, 2025, MWE provided a revised draft of the Transaction Agreement to Davis Polk.
On March 21, 2025, Davis Polk shared a draft of the amended and restated Articles of Incorporation with MWE.
On March 22 and March 23, 2025, Davis Polk and MWE met via video conference to finalize terms of the Transaction Agreement and discussed the mechanics and timing for signing the Transaction Agreement and launching the tender offer.
On March 26, 2025, Tether and Adecoagro entered into the Transaction Agreement. On March 27, 2025, Tether and Adecoagro issued a joint press release announcing entry into the Transaction Agreement and the transactions contemplated thereby.
12. Purpose of the Offer; Plans for Adecoagro; The Transaction Agreement
Purpose of the Offer
The purpose of the Offer is to enable Tether to acquire at least a majority of the Common Shares on a fully diluted basis, and thus control of Adecoagro. The Offer is intended to facilitate the acquisition of up to 49,596,510 Common Shares or, if fewer shares are tendered in the Offer and not withdrawn prior to the Expiration Time of the Offer, such lesser number of Common Shares, subject to the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase.
If you sell all of your common shares in the Offer (assuming that no proration is necessary), you will cease to have any equity interest in Adecoagro or any right to participate in its earnings and future growth. Similarly, after selling all of your common shares in the Offer, you will not bear the risk of any decrease in the value of Adecoagro.
To the extent that you do not tender your common shares pursuant to the Offer, or that we do not accept your common shares for payment in the Offer due to any necessary proration, you will continue to participate in the future earnings and future growth of Adecoagro, and may be able to sell your common shares in the future on the New York Stock Exchange, or otherwise, at a net price higher or lower than the Offer Price. However, we can give no assurance as to the price at which you may be able to sell your common shares in the future.
If the Minimum Condition is not satisfied because an insufficient number of common shares are tendered in the Offer, then neither the Offer nor the other transactions contemplated by the Transaction Agreement will be consummated. There can be no assurance as to the effect that a failure to consummate the Offer and the other transactions contemplated by the Transaction Agreement may have on the price of the common shares.
Appraisal Rights
No appraisal rights are available in connection with the Offer.
Plans for Adecoagro
Following the acceptance of Common Shares for payment pursuant to the Offer, Tether will have the right to, and intends to, designate representatives to Adecoagro’s board of directors, which designees will constitute a majority of the board of directors and therefore control Adecoagro. Tether intends to continue to review Adecoagro and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Transaction Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.
Subject to the standstill and transfer restrictions described herein, Tether and its affiliates intend to review their investment in the common shares or other securities of Adecoagro on a continuing basis and may take such actions with respect to their investment in Adecoagro as they deem appropriate. Tether and its affiliates may consider the following factors, among other factors, when reviewing their investment in the common shares or other securities of Adecoagro: Adecoagro’s financial position, results and strategic direction, price levels of the common shares or such other securities, conditions in the securities and credit markets and general economic and industry conditions. Future acquisitions or dispositions of common shares or other securities of Adecoagro will depend, among other things, on the standstill and transfer restrictions, market and economic conditions, Tether’s and its affiliates’ overall corporate development strategy and access to capital, and applicable regulatory and legal constraints. There can be no assurance that Tether or any of its affiliates will acquire additional common shares or other securities of Adecoagro. Further, Tether and its affiliates may, from time to time, subject to the standstill restrictions, propose business strategies to Adecoagro. Subject to the standstill and transfer restrictions, Tether and its affiliates reserve the right to acquire additional common shares or other securities of Adecoagro through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to applicable legal restrictions, to dispose of any or all common shares or other securities of Adecoagro owned by Tether or any of its affiliates.
The Transaction Agreement
The following is a summary of the Transaction Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Transaction Agreement and is qualified in its entirety by reference to the Transaction Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by Tether in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Transaction Agreement contains representations and warranties that Adecoagro and Tether made solely to each other as of specific dates. Those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed to by the parties. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a standard of materiality provided for in the Transaction Agreement or may have been used for the purpose of allocating risk among Adecoagro and Tether rather than establishing matters as facts. The Transaction Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Adecoagro) of this Offer to Purchase.

The Offer
The Transaction Agreement provides for the commencement of the Offer by Tether. Tether’s obligation to accept for payment and to pay for any Common Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Transaction Agreement, of each of the conditions to the Offer that are described in Section 13 (Conditions to the Offer) of this Offer to Purchase (the “Offer Conditions”. Without Adecoagro’s prior written consent, Tether may not: (i) decrease the Offer Price; (ii) amend, modify or waive the Minimum Condition or certain additional conditions described in Section 13 (Conditions to the Offer); (iii) change the form of consideration to be paid in the Offer; (iv) extend or otherwise change the expiration time of the Offer (the “Expiration Time”) except as provided in the Transaction Agreement; (v) change the Maximum Share Number; (vi) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Common Shares in its capacity as such, or that would, individually or in the aggregate, materially impair or prevent or delay beyond the End Date (as extended) Tether’s ability to consummate the Offer; or (vii) impose conditions to the Offer other than the Offer Conditions.
The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on April 24, 2025. Notwithstanding the foregoing: Tether is required to extend the Offer (1) for one or more consecutive increments of not more than ten (10) business days from time to time if, at the then-scheduled expiration time of the Offer, any of the Offer Conditions has not been satisfied or (to the extent permitted by the Transaction Agreement) waived by Tether and (2) for any period required by (x) any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or (y) the rules and regulations of the New York Stock Exchange or applicable law; provided that notwithstanding anything in the Transaction Agreement to the contrary, in no event shall Tether be required to extend the Offer beyond the earlier of (a) the End Date and (b) the valid termination of the Transaction Agreement in accordance with its terms.
The Transaction Agreement further provides that, on the terms of and subject to the conditions set forth therein, Tether will (1) accept for payment, as promptly as practicable (and in any event within one business day) after the Expiration Time (or, if proration is required, after the final proration factor is determined) all Common Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Common Shares are first accepted for payment under the Offer, the “Acceptance Time”, and (2) promptly thereafter (and in any event no later than one business day) pay for such Common Shares.
The acceptance for purchase by Tether of Common Shares tendered in the Offer is subject to the valid tender of a number of Common Shares that, when added to the Common Shares already owned by Tether as of the date of the Transaction Agreement, represents at least 51% of the Fully Diluted Shares (as defined below) (such number of Common Shares, the “Minimum Share Number” and the condition set forth in this clause, the “Minimum Condition”). The maximum number of tendered Common Shares that Tether has agreed to purchase in the Offer is that number of Common Shares representing, when added to the Common Shares already owned by Tether as of the date of the Transaction Agreement, 70% of the outstanding Common Shares (such number of Common Shares, subject to adjustment as set forth herein, the “Maximum Share Number”).
The Transaction Agreement defines “Fully Diluted Shares” to mean, as of any time, the number of Common Shares outstanding, together with all Common Shares that Adecoagro would be required to issue pursuant to any then-outstanding Adecoagro securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof.
If and to the extent that a number of Common Shares in excess of the Maximum Share Number are validly tendered and not withdrawn pursuant to the Offer, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of Common Shares validly tendered and not withdrawn by each tendering holder of Common Shares will be deemed decreased on a pro rata basis based on the number of Common Shares validly tendered and not withdrawn by each tendering shareholder (with fractional Common Shares rounded to the nearest whole Common Share) such that the aggregate number of Common Shares accepted for payment, and paid for, by Tether in the Offer will be equal to the Maximum Share Number. The Parties acknowledge and agree that if such proration is necessary, Tether will determine the final proration factor in accordance with the immediately preceding sentence promptly after the expiration of the Offer but prior to making payment for Common Shares.

Under the Transaction Agreement, if, during the period between the date of the Transaction Agreement and the closing of the Offer, the outstanding Common Shares (or securities convertible or exchangeable into, or exercisable for, Common Shares) has been changed into a different number of Common Shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Common Shares, or stock dividend thereon with a record date during such period or otherwise, the Minimum Share Number, the Maximum Share Number, the Offer Price and any other amounts payable pursuant to the Transaction Agreement will be appropriately adjusted.
The Transaction Agreement also provides that on the date of commencement of the Offer, Adecoagro must file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and cause the Schedule 14D-9 to be disseminated to the shareholders of Adecoagro. Further, the Transaction Agreement requires that the Adecoagro board of directors (the “Adecoagro Board”) recommend that Adecoagro shareholders accept the Offer and tender (and not withdraw) their Common Shares pursuant to the Offer. This recommendation with respect to the Offer must be included in the Schedule 14D-9.
Appointment of Directors after Acceptance for Payment of Common Shares Tendered in the Offer
The Transaction Agreement provides that effective upon the Acceptance Time, Tether shall be entitled to designate, to serve on the Adecoagro Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Adecoagro Board (giving effect to any increase in the size of the Adecoagro Board effected pursuant to this paragraph); by (ii) a fraction having a numerator equal to the aggregate number of Common Shares then beneficially owned by Tether (including all Common Shares accepted for payment pursuant to the Offer), and having a denominator equal to the total number of Common Shares then issued and outstanding, and Tether shall have the right to cause one of the directors so designated by it to serve as the Executive Chairman of Adecoagro. Promptly following a request from Tether, and if such request is received at least ten (10) days prior to the Acceptance Time, then not later than the Acceptance Time, Adecoagro is required to cause Tether’s designees to be elected or appointed to the Adecoagro Board, including seeking and accepting resignations of incumbent directors. From and after the Acceptance Time, to the extent requested by Tether, Adecoagro is also required to use commercially reasonable efforts to cause individuals designated by Tether to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Adecoagro Board and (2) the board of directors of each direct and indirect subsidiary of Adecoagro (Adecoagro and such subsidiaries, “Adecoagro Entities”) (and each committee thereof) that represents at least the same percentage as individuals designated by Tether represent on the Adecoagro Board.
Acceleration of Stock Options and Restricted Shares
The Transaction Agreement provides that Adecoagro may not amend or waive any of its rights under, or accelerate the vesting under, any provision of (a) the Adecoagro S.A. Tenth Amended and Restated Restricted Share and Restricted Stock Unit Plan, (b) the Amended and Restated Adecoagro/IFH 2004 Stock Incentive Option Plan, and (c) any other equity or equity-based compensation plan that is sponsored or maintained by any of the Adecoagro Entities that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of any of the Adecoagro Entities (“Company Stock Plans”), in each case, as amended from time to time, or otherwise modify any of the terms of any outstanding stock option, restricted share or restricted stock unit of Adecoagro, provided that such provision does not prevent the acceleration of vesting under any stock option or restricted share of Adecoagro outstanding as of the date of the Transaction Agreement in connection with the consummation of the Offer and the other transactions contemplated by the Transaction Agreement. To the extent that the vesting of any stock option or restricted share of Adecoagro is accelerated, the holder thereof will be entitled to exercise such stock option or convert such restricted share into a Common Share, and tender such Common Share into the Offer.
Representations and Warranties
Adecoagro made representations and warranties to Tether in the Transaction Agreement, including representations and warranties by Adecoagro relating to:

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its corporate existence and power;

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its authority to enter into, and the enforceability against it of, the Transaction Agreement and other transaction documents;

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governmental authorizations;

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non-contravention of its organizational documents, laws and agreements, and required consents;

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its capitalization;

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its filings with the Securities and Exchange Commission;

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its financial statements;

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the compliance of the Schedule 14D-9 with applicable law;

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its properties;

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the absence of undisclosed liabilities;

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its compliance with applicable law and court orders;

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proceedings involving the Adecoagro Entities;

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the absence of finder’s fees;

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the absence of antitakeover statutes and right agreements; and

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the absence of representations other than the foregoing.

Tether made representations and warranties to Adecoagro in the Transaction Agreement, including representations and warranties relating to:
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corporate existence and power;

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its authority to enter into, and the enforceability against it of, the Transaction Agreement;

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governmental authorizations;

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non-contravention of its organizational documents, laws and agreements, and required consents;

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proceedings involving Tether;

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the compliance of the Schedule TO with applicable law;

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the absence of finder’s fees; and

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the absence of representations other than the foregoing.

Interim Conduct of Business; Certain Restrictions
The Transaction Agreement provides that during the period from the date of the Transaction Agreement through the earlier of the Acceptance Time or the date of termination of the Transaction Agreement (the “Pre-Closing Period”), Adecoagro will, and will cause each of any of the other Adecoagro Entities to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Transaction Agreement provides that during the Pre-Closing Period, (i) Adecoagro will, and will cause each of the other Adecoagro Entities to, use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect its permits, (C) keep available the services of its directors, officers, key employees and key consultants, and (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it, and (ii) except (x) as required by or expressly contemplated by the Transaction Agreement, (y) as set forth in Section 5.01 of the Adecoagro Disclosure Schedule or (z) with the prior written consent of Tether, Adecoagro will not, nor will it permit any of the other Adecoagro Entities to:
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take any actions outside of the ordinary course of business of such Adecoagro Entity consistent with past practice;

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(x) split, combine or reclassify any shares of its capital stock, (y) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) dividends payable by any of the other Adecoagro Entities or (B) pursuant to a distribution policy approved by the Adecoagro Board on March 11, 2025, including the dividend distribution plan (the “Distribution Policy”), or (z) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Adecoagro securities, other than, in the case of this clause (z), in connection with (A) the formation of any Subsidiary of Adecoagro or (B) (1) the satisfaction by Adecoagro of tax withholding obligations upon exercise of stock options and/or the vesting or settlement of any restricted shares or restricted stock units, (2) exercise price net settlements upon exercise of stock options, (3) forfeiture of any restricted shares, in the case of this clause in accordance with the applicable Company Stock Plan and the applicable award agreement;
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except as set forth in Section 6.12 of the Transaction Agreement, issue, sell or otherwise deliver any Company Securities, other than the issuance or transfer of any Common Shares upon the exercise of stock options or settlement of restricted stock units, in each case that are outstanding on the of the Transaction Agreement in accordance with their terms;

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merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring; or

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authorize, agree, resolve or commit to do any of the foregoing.

Non-Solicitation and Related Provisions
The Transaction Agreement provides that during the Pre-Closing Period, neither Adecoagro nor any of the other Adecoagro Entities will, nor will Adecoagro or any of the other Adecoagro Entities authorize or permit any of its or their representatives to, directly or indirectly: (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal (as defined below); (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Adecoagro or any of the other Adecoagro Entities or afford access to the business, properties, assets, books or records of Adecoagro or any of the other Adecoagro Entities to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the Offer and the other transactions contemplated by the Transaction Agreement; (iv) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of Adecoagro or any of the other Adecoagro Entities; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.
The Transaction Agreement defines “Acquisition Proposal” as, other than the Offer and the other transactions contemplated by the Transaction Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of the Adecoagro Entities or 20% or more of any class of equity or voting securities of Adecoagro or of any of the other Adecoagro Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Adecoagro Entities, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Adecoagro or of any of the other Adecoagro Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Adecoagro Entities, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Adecoagro or involving any of the other Adecoagro Entities whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Adecoagro Entities.
However, the Transaction Agreement further provides that at any time prior to the Acceptance Time:
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Adecoagro, directly or indirectly through its representatives, (A) provided that Adecoagro has complied with Section the non-solicitation covenants above, may engage in negotiations or discussions with any third party and its representatives that has made after the date of the Transaction Agreement a bona fide, written Acquisition Proposal that the Adecoagro Board reasonably believes is or would reasonably be expected to lead to a Superior Proposal (as defined below), (B) must furnish

Tether with a copy of the Acquisition Proposal promptly (and in any event within one business Day) following receipt, and thereafter keep Tether promptly informed of all material changes thereto and material developments with respect thereto, and o may furnish to such third party or its representatives non-public information relating to Adecoagro or any of the other Adecoagro Entities pursuant to a confidentiality agreement with such third party with terms in all material respects no less favorable to Adecoagro than those contained in the Nondisclosure Agreement between Adecoagro and Tether and other terms necessary to permit Adecoagro to comply with its obligations to Tether pursuant to this provision, provided that all such information (to the extent that such information has not been previously provided or made available to Tether) is provided or made available to Tether, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party; and
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subject to compliance with the provisions relating thereto, if Adecoagro has received a Superior Proposal, then the Adecoagro Board may cause Adecoagro to terminate the Transaction Agreement in order to enter into a definitive agreement providing for such Superior Proposal on the terms disclosed to Tether as provided below.

The Transaction Agreement defines “Superior Proposal” as a bona fide, written Acquisition Proposal not solicited in violation of the nonsolicitation provisions of the Transaction Agreement that the Adecoagro Board determines in good faith, after receiving and considering the advice of Adecoagro’s outside financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal (including the likelihood of consummation), are more favorable to Adecoagro’s shareholders than the Offer (taking into account any proposal by Tether to amend the terms of the Transaction Agreement or the terms of the Offer pursuant to the “match right” provisions of the Transaction Agreement, as described below).
The Transaction Agreement provides that Adecoagro will not at any time prior to the Acceptance Time, following receipt of a qualifying Superior Proposal, terminate the Transaction Agreement in order to enter into a definitive agreement in respect thereof, or withdraw or modify in a manner adverse to Tether the Adecoagro Board Recommendation, unless: (i) Adecoagro promptly provides written notice to Tether at least four (4) business days before taking such action of its intention to do so (such four (4)-business day period, the “Negotiation Period”); (ii) such notice attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated; (iii) during the Negotiation Period, Adecoagro negotiates, and causes its representatives to negotiate, in good faith with Tether and its representatives with respect to any proposed changes by Tether to the terms and conditions of the Transaction Agreement and, if applicable, the other transaction documents or the transactions contemplated by the Transaction Agreement (or with respect to other proposals made by Tether); (iv) Tether does not make, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, an offer that is at least as favorable to the shareholders of Adecoagro as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal will require a new written notification from Adecoagro and a new four (4)-business day period, which will also be deemed to be a “Negotiation Period”); and (v) after the expiration of the Negotiation Period, Adecoagro Board shall have determined in good faith, after receiving and considering the advice of Adecoagro’s outside financial advisor and outside legal counsel, that such Acquisition Proposal still constitutes a Superior Proposal.
Recommendation of Adecoagro’s Board of Directors
Adecoagro’s board of directors has recommended that the shareholders of Adecoagro accept the Offer, and tender their Common Shares to Tether pursuant to the Offer (the “Adecoagro Board Recommendation”). Adecoagro has consented to the Offer and (x) consented to the inclusion of the Adecoagro Board Recommendation in the Tender Offer Statement on Schedule TO with respect to the Offer that will include the summary term sheet required thereby and, as exhibits, the Offer to purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (y) agreed that the Adecoagro Board Recommendation shall not be withdrawn or modified in a manner adverse to Tether, and that no resolution of the Adecoagro Board or any committee thereof to withdraw or modify the Adecoagro Board Recommendation in a manner adverse to Tether shall be adopted.

The Transaction Agreement further provides that notwithstanding anything in the Transaction Agreement to the contrary, the Adecoagro Board Recommendation may be withdrawn or modified in a manner adverse to Tether at any time prior to the Acceptance Time if: (A) (i) an Acquisition Proposal is made that did not result directly or indirectly from a breach of the nonsolicitation provisions of the Transaction Agreement that the Adecoagro Board has concluded in good faith (after receiving and considering the advice of Adecoagro’s outside financial advisor and outside legal counsel) would, if the Transaction Agreement or the Offer were not amended or an alternative transaction with Tether were not entered into, be a Superior Proposal; (ii) Adecoagro provides written notice to Tether of its intention to consider withdrawing or modifying the Adecoagro Board Recommendation on the basis of such Acquisition Proposal on or prior to the date four (4) business days prior to the Adecoagro Board withdrawing or modifying the Adecoagro Board Recommendation, including, if not already provided, a description of the material terms of such Acquisition Proposal; (iii) Adecoagro complies with the nonsolicitation provisions of the Transaction Agreement with respect to such Acquisition Proposal and following the Negotiation Period, the Adecoagro Board reasonably determines in good faith, after receiving and considering the advice of Adecoagro’s outside financial advisor and outside legal counsel, and after taking into account any written proposal submitted to Adecoagro by Tether to amend the Transaction Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by the Transaction Agreement, that such Acquisition Proposal still constitutes a Superior Proposal and that the failure to withdraw or modify the Adecoagro Board Recommendation in a manner adverse to Tether would be inconsistent with the Adecoagro Board’s fiduciary obligations under applicable law; or (B)(i) there is a material event, change or development in circumstances arises after the date hereof with respect to Adecoagro that was neither known by nor reasonably foreseeable to the Adecoagro Board or management of Adecoagro as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”), (ii) Adecoagro provides written notice to Tether of its intention to consider withdrawing or modifying the Adecoagro Board Recommendation on the basis of such Intervening Event on or prior to the date four (4) business days prior to the Adecoagro Board withdrawing or modifying the Adecoagro Board Recommendation, including, if not already provided, a reasonably detailed description of such Intervening Event, (iii) Adecoagro negotiates, and causes its representatives to negotiate, in good faith with Tether and its representatives with respect to any proposed changes by Tether to the terms and conditions of the Transaction Agreement and, if applicable, the other transaction documents or the transactions (or with respect to other proposals made by Tether), and (iv) the Adecoagro Board reasonably determines in good faith, after receiving and considering the advice of Adecoagro’s outside financial advisor and outside legal counsel, and after taking into account any written proposal submitted to Adecoagro by Tether to amend the Transaction Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by clause (iii) above, that the failure to withdraw or modify the Adecoagro Board Recommendation in a manner adverse to Tether would be inconsistent with the Adecoagro Board’s fiduciary obligations under applicable law.
Adecoagro Shareholders’ Meeting
Tether has agreed in the Transaction Agreement that it will, and that it will procure that any of its affiliates holding Common Shares in Adecoagro will, following the closing of the Offer, vote in favor and approve, at any general meeting of Adecoagro’s shareholders: (i) the 2025 Distribution Policy of Adecoagro as approved by the Adecoagro Board on March 11, 2025, including the dividend distribution plan (the “Distribution Policy”), (ii) a distribution of dividends of an amount equal to (and to be allocated to) the interim dividends of $17,500,000 declared by Adecoagro Board on March 11, 2025, (iii) the annual accounts of Adecoagro (solus) for the financial year ending December 31, 2024 and Adecoagro’s audited financial Statements and the discharge (quitus) of each member of the Adecoagro Board for the proper performance of their duties and (iv) the amendment and restatement of the Adecoagro Articles of Incorporation in the form attached to the Transaction Agreement as Exhibit B.
The Amended Articles will implement certain governance provisions negotiated by Adecoagro and Tether, including the following provisions:
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Issuer Board Representation.   Following Acceptance Time, if any shareholder (including Tether) controls greater than 50% of the Issuer’s outstanding Common Shares, such shareholder shall be entitled to nominate a number of directors to the Adecoagro Board, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the board of directors of the

Adecoagro (the “Adecoagro Board”) by (ii) a fraction having a numerator equal to the aggregate number of Common Shares then beneficially owned by the relevant Shareholder (and evidenced to Adecoagro), and having a denominator equal to the total number of Common Shares then issued and outstanding, provided that such number of candidates shall be reduced in order to comply with the requirement that a minimum of three directors be independent directors.
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Acquisition Restrictions.   Shareholders are prohibited from acquiring more than 80% of Adecoagro’s Common Shares unless they make a public offer to acquire all of the Adecoagro’s outstanding Common Shares.

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Restrictions on Related Party Transactions.   Any Related Party Transaction (as defined in Item 7.B of the SEC Annual Report on Form 20F) will require the prior approval of a majority of the Independent Directors.

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Independent Directors.   At any given time following the Acceptance Time, the Issuer will have no fewer than three directors on the Issuer Board who are each “independent” (as defined in the Amended Articles).

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Supermajority Approval Requirements.   Any direct or indirect amendment to certain provisions in the Amended Articles that are intended to protect the rights of continuing minority shareholders will require the approval of a 90% majority of the outstanding voting rights of Adecoagro.

Standstill Provision
Under the terms of the Transaction Agreement, Tether has agreed that, during the nine-month period following the consummation of the Offer, it will not transfer any securities of Adecoagro to any other person or group (other than an affiliate of Tether), except that Tether may sell its Common Shares pursuant to a third-party tender offer, merger, consolidation or other similar transaction that involves a change of control of Adecoagro and in which all holders of Adecoagro’s capital stock are eligible to participate. Following such nine-month period, Tether will not transfer a number of Common Shares greater than 50% of Adecoagro’s outstanding Common Shares to any single person or group (other than an affiliate of Tether) without first providing Adecoagro’s independent directors an opportunity to find a potential acquiror that is acceptable to the independent directors.
Reasonable Efforts to Complete Transactions
The Transaction Agreement provides that, subject to the terms and conditions thereof, Adecoagro and Tether will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Offer and the other transactions contemplated thereby, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Offer and the other transactions contemplated thereby. However, Tether and Adecoagro agreed that neither of them will be required to (and neither Adecoagro nor any of the other Adecoagro Entities will without Tether’s prior written consent) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of Tether’s or Adecoagro’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the Transaction Agreement, (C) litigate, challenge or take any action with respect to any action or proceeding by any governmental authority or (D) agree to do any of the foregoing.
Compensation and Benefits Matters
Pursuant to the Transaction Agreement, Adecoagro agreed that following the Acceptance Time, Tether shall use its reasonable best efforts to cause the Adecoagro Entities to, following the Acceptance Time, provide employees with a compensation program that is no less favorable to employees than the compensation program for management, including salaries and employee benefits, as of the date of the Transaction

Agreement, provided that for the avoidance of doubt, such provisions shall not constitute a guarantee or assurance of continued employment. The parties acknowledged and agreed that during the period beginning on the date of the Transaction Agreement and ending at the Acceptance Time, (i) Adecoagro may enter into severance arrangements with certain senior management of Adecoagro, which severance arrangements will provide for enhanced severance upon a qualifying involuntary termination of employment consistent with the terms disclosed by disclosed by Adecoagro to Tether in writing prior to the date of the Transaction Agreement, and (ii) implement a performance-based option program and grant awards thereunder to certain of the Adecoagro Entities’ employees on the Acceptance Time or immediately thereafter, Adecoagro will (and Tether shall use reasonable best efforts to cause the Adecoagro to) provided that no such program or award implemented pursuant to such provision of the Transaction Agreement shall provide for acceleration of vesting or benefits as a result of the consummation of the Offer or any of the other transactions contemplated by the Transaction Agreement without the prior written consent of Tether.
Directors’ and Officers’ Indemnification and Insurance
Under the Transaction Agreement, Tether has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Acceptance Time (whether asserted or claimed prior to, at or after the Acceptance Time) now existing in favor of the current or former directors or officers of any Adecoagro Entity and any indemnification or other similar agreements of any Adecoagro Entity, in each case as in effect on the date of the Transaction Agreement, shall continue in full force and effect in accordance with their terms, and that Tether shall use its reasonable best efforts to cause the Adecoagro Entities to perform their obligations thereunder. The Transaction Agreement also provides that without limiting the foregoing, following the Acceptance Time, Tether shall use its reasonable best efforts to cause the Adecoagro Entities to, and Adecoagro agrees that it will, indemnify and hold harmless each individual who is as of the date of the Transaction Agreement, or who becomes prior to the Acceptance Time, a director, officer or manager of any Adecoagro Entity or who is as of the date of the Transaction Agreement, or who thereafter commences prior to the Acceptance Time, serving at the request of any Adecoagro Entity as a director, officer or manager of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Acceptance Time, including the Transaction Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer or manager of any Adecoagro Entity or is or was serving at the request of any Adecoagro Entity as a director, officer or manager of another Person, whether asserted or claimed prior to, at or after the Acceptance Time, to the fullest extent permitted under applicable law. The Transaction Agreement also provides that in the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Adecoagro Entities, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Adecoagro Entities, as applicable, as in effect on the date of the Transaction Agreement, to the fullest extent permitted under applicable law.
Continued Listing Requirement
Following the Acceptance Time, Tether may not, without the approval of a majority of the independent directors of Adecoagro, take any action to cause Adecoagro to fall below the continued listing requirements of the NYSE.
Termination of the Transaction Agreement
The Transaction Agreement provides that it may be terminated:
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by mutual written consent of Tether and Adecoagro;

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by either Tether or Adecoagro, if:

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the Acceptance Time has not occurred on or before June 24, 2025 (the “End Date”), as the End Date may be extended by mutual written agreement of Tether and Adecoagro, provided that if each of the Offer Conditions set forth in Annex I to the Transaction Agreement has been satisfied or waived if permitted under the Transaction Agreement and applicable law (other than those Offer Conditions that, by their nature, are to be satisfied at the expiration of the Offer, but subject to the satisfaction (or waiver, if permitted thereby and by applicable law) of those conditions) except for certain conditions associated with regulatory approvals, the absence of the applicable laws that render illegal the Offer or otherwise restrains or prohibits the making of the Offer, or the absence of proceedings by any governmental authority challenging or seeking to make illegal, prohibit or otherwise prevent the consummation of the Offer, then the End Date shall automatically be extended for up to two additional periods of up to sixty (60) days) each, and provided that the right to terminate the Transaction Agreement pursuant to this provision is not available to any party whose breach of any provision of the Transaction Agreement results in the failure of the Acceptance Time to have occurred by the End Date, as it may have been extended; or;
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a court of competent jurisdiction or other governmental authority having authority over Tether or any of Adecoagro Entities shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, Common Shares pursuant to the Offer, or (ii) making the acquisition of or payment for Common Shares pursuant to the Offer illegal, provided that a party shall not be permitted to terminate the Transaction Agreement pursuant to this provision if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to fulfill any of its obligations under the Transaction Agreement; or

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there is any applicable law that makes consummation of the Offer illegal or otherwise prohibited, and such applicable law has become final and nonappealable;

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by Tether, if prior to the Acceptance Time:

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a Triggering Event (as defined below) shall have occurred (the “Triggering Event Termination Right”); or

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a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Adecoagro set forth in the Transaction Agreement will have occurred that would cause the related Offer Conditions to exist, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Adecoagro does not cure such breach or failure within 30 days after receipt by Adecoagro of written notice from Tether of such breach or failure; or

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by Adecoagro, if prior to the Acceptance Time:

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(i) Adecoagro has fully complied with the provisions of Sections 2.02(b) and 5.02 of the Transaction Agreement, (ii) the Adecoagro Board has withdrawn or modified in a manner adverse to Tether the Adecoagro Board Recommendation on the basis of (and determined to enter into a definitive agreement in respect of) a Superior Proposal (as defined below), all in accordance with the Transaction Agreement, (iii) Adecoagro shall have paid to Tether the Termination Fee, and (iv) Adecoagro enters into such definitive agreement relating to such Superior Proposal immediately following the termination of the Transaction Agreement (the “Superior Proposal Termination Right”); or

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a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Tether set forth in the Transaction Agreement has occurred that would reasonably be expected to prevent Tether from consummating the Offer and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Tether does not cure such breach or failure within 30 days after receipt by Tether of written notice from Adecoagro of such breach or failure.

The Transaction Agreement provides that a “Triggering Event” shall be deemed to have occurred if (i) Adecoagro Board shall have failed to unanimously recommend that Adecoagro’s shareholders accept the Offer and tender their Common Shares pursuant to the Offer, or shall have withdrawn or modified in a manner adverse to Tether Adecoagro Board Recommendation; (ii) Adecoagro shall have failed to include in the Schedule 14D-9 the Adecoagro Board Recommendation; (iii) the Adecoagro Board shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) Adecoagro shall have entered into any letter of intent or other contract contemplating or providing for any Acquisition Proposal (other than a permissible confidentiality agreement); or (v) a tender or exchange offer relating to securities of Adecoagro shall have been commenced and Adecoagro shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Adecoagro recommends rejection of such tender or exchange offer.
The Transaction Agreement defines “Company Material Adverse Effect” as any event, state of facts, development, change, circumstance, occurrence or effect (each an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Adecoagro Entities, taken as a whole or (ii) the ability of Adecoagro to consummate any of the transactions contemplated by the Transaction Agreement prior to the End Date, provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in the market price or trading volume of Adecoagro’s stock (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect); (b) the general conditions or trends in the industries in which the Adecoagro Entities operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas; (c) any enactment of, or change or proposed change in, any applicable law or International Financial Reporting Standards or any interpretation thereof following the date of the Transaction Agreement; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets); (e) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate; (f) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (g) any failure in and of itself of Adecoagro to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (g) will not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (h) any action (A) taken by or at the express written request of, or with the written approval or consent of Tether or (B) that is outside the ordinary course of business consistent with past practice but is expressly required to be taken (or not taken) by Adecoagro under the terms of the Transaction Agreement or the other transaction documents; (i) matters that arise from any actions taken by Tether or any of its affiliates impacting the Adecoagro Entities or material breach of the Transaction Agreement or the other Transaction Documents by Tether or any of its affiliates; (j) the execution, announcement or pendency of the Transaction Agreement or the terms of the Transaction Agreement (including the identity of Tether) or the announcement, pendency or consummation of the transactions contemplated by the Transaction Agreement; or (k) any of the matters expressly disclosed (but only to the extent expressly disclosed) in the Adecoagro Disclosure Schedule; provided, however, that in the case of each of clauses (a)-(f), any such Event to the extent it disproportionately affects Adecoagro Entities, taken as a whole, relative to other participants in the industries or geographical areas in which Adecoagro Entities operate will not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
Fees and Expenses; Termination Fee
The Transaction Agreement provides that except for the Termination Fee described below, all expenses incurred in connection with the Transaction Agreement and the transactions contemplated by the Transaction Agreement will be paid by the party incurring such expenses, whether or not any Common Shares are purchased pursuant to the Offer.
The Transaction Agreement provides that if the Transaction Agreement is terminated by Adecoagro pursuant to the Superior Offer Termination Right, then Adecoagro must make a nonrefundable cash payment of $25,000,000 (the “Termination Fee”) to Tether at or prior to the time of termination, and if the Transaction Agreement is terminated by Tether pursuant to the Triggering Event Termination Right, then Adecoagro must make pay the Termination Fee to Tether within two business days after such termination. If Adecoagro fails to pay the Termination Fee when due, it must pay Tether’s costs and expenses incurred in connection with the collection of such overdue amount, as well as interest thereon.
Registration Rights Agreement
In connection with the Transaction Agreement, on March 26, 2025, Adecoagro and Tether entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Adecoagro agreed to provide Tether with certain customary demand and piggyback registration rights with respect to certain customary registration rights, including demand registration rights and piggyback registration rights, with respect to registrable securities Tether holds. Adecoagro has agreed to pay certain fees and expenses in connection with such registration, subject to certain exceptions.
13. Conditions to the Offer
The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction or (to the extent permitted by the Transaction Agreement) waiver of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in Annex I to the Transaction Agreement and is qualified in its entirety by reference to the Transaction Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by Tether in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Transaction Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Adecoagro) of this Offer to Purchase.
The Transaction Agreement provides that Tether will not be required to accept for payment or pay for any Common Shares pursuant to the Offer if:
•
the Transaction Agreement has been terminated in accordance with its terms;

•
immediately prior to the Acceptance Time there has not been validly tendered and not validly withdrawn in accordance with the terms of the Offer not less than a number of Common Shares that, when added to the Common Shares already owned by Tether as of the date of the Transaction Agreement, represents at least the Minimum Share Number;

•
immediately prior to the Acceptance Time, any of the following conditions exists:

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any applicable law has been enacted, enforced, promulgated, issued or deemed applicable to the Offer, by any governmental authority in any jurisdiction in which either Tether or Adecoagro has material business operations that renders illegal or otherwise restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Common Shares by Tether;

•
there has been instituted or pending any proceeding by any governmental authority in any jurisdiction in which Adecoagro has material business operations that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer;

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there has been instituted or pending any proceeding by any governmental authority in any jurisdiction in which Tether has material business operations that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer;

•
(A) any of the representations and warranties of Adecoagro contained in any of Section 3.01, Section 3.02, Section 3.05 or Section 3.13 of the Transaction Agreement that are qualified as to materiality or Company Material Adverse Effect is not true and correct in all respects and any such representations and warranties that are not so qualified are not true and correct in all material respects or (B) any of the other representations and warranties of Adecoagro contained in the Transaction Agreement or in any certificate or other writing delivered by Adecoagro pursuant to the Transaction Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) are not true and correct with, in the case of this clause only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) and (B) as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct only as of such time);
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Adecoagro has breached or failed to perform in all material respects any of its covenants, agreements or obligations under the Transaction Agreement;

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there has occurred or exists any Event which, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect; or

•
Tether has not received a certificate executed by an authorized executive officer of Adecoagro dated as of the date on which the Expiration Time occurs certifying that the Offer Conditions specified in the three immediately preceding paragraphs do not exist.

Subject to the terms and conditions of the Transaction Agreement, the Offer Conditions set forth in the five immediately preceding paragraphs are for the sole benefit of Tether and, subject to the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC, may be waived by Tether, in whole or in part, at any time, at the sole discretion of Tether. All other Offer Conditions may be waived by Tether only with the written consent of Adecoagro, such consent not to be unreasonably withheld, conditioned or delayed.
If the Offer is terminated pursuant to the foregoing provisions, all tendered Common Shares will be promptly returned to the tendering shareholders.
14. Certain Legal Matters
Except as described in this Section 14, including based on information provided by Adecoagro, none of Adecoagro, Tether or Holdings is aware of any license or regulatory permit that appears to be material to the business of Adecoagro that might be adversely affected by Tether’s acquisition of Common Shares in connection with the Offer or the Transaction, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Common Shares by Tether in connection with the Offer or the Transaction. Should any such approval or other action be required, Tether and Holdings currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws”. While, except as otherwise described in this Offer to Purchase, Tether does not currently intend to delay the acceptance for payment of, or payment for, Common Shares that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Adecoagro’s business or that certain parts of Adecoagro’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Tether could decline to accept for payment, or pay for, Common Shares that are tendered in the Offer. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.
Antitrust
United States and Foreign Antitrust Law.   Under the HSR Act, and the rules that have been promulgated under the HSR Act by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless specified information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer is exempt from the filing and waiting period requirements of the HSR Act. The Offer may be subject to pre- or post-closing notification requirements under antitrust or competition laws in jurisdictions outside the United States where Tether and/or Adecoagro may meet the relevant thresholds. In accordance with the terms of the Transaction Agreement, Holdings and Adecoagro have agreed to use their reasonable best efforts to make any appropriate filings as promptly as practicable.
At any time before Tether’s acquisition of Common Shares, the FTC or the Antitrust Division or another governmental authority could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin Tether’s acquisition of Common Shares in the Offer or otherwise, or seeking the divestiture of substantial assets of Holdings, Adecoagro or their respective subsidiaries. At any time after Tether’s acquisition of Common Shares in the Offer, the FTC or the Antitrust Division or another governmental authority could take such action under applicable antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the Common Shares acquired by Tether in the Offer or seeking the divestiture of substantial assets of Holdings, Adecoagro or their respective subsidiaries. In this regard, the Transaction Agreement provides that nothing therein shall be deemed to require Holdings or Adecoagro to agree to any divestiture or to take or to refrain from taking any other action with respect to Holdings’ or Adecoagro’s or their respective affiliates’ business, assets or property, or to enter into any settlement or to litigate any governmental proceeding.
Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Common Shares by Tether on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to certain governmental proceedings.
15. Fees and Expenses
Tether and Holdings have retained Georgeson LLC to act as the Information Agent for the Offer, and Computershare Trust Company, N.A. to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.
The Information Agent may contact holders of Common Shares by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares.
Neither Tether nor Holdings will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of Common Shares in connection with the Offer. Upon request, Tether will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.
16. Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither Tether nor Holdings is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that Tether or Holdings becomes aware of any state law that would limit the class of offerees in the Offer, Tether may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of Common Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Tether and Holdings by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Tether.
No person has been authorized to give any information or to make any representation on behalf of Tether or Holdings that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Tether has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Adecoagro will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, which is expected to contain its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Adecoagro) of this Offer to Purchase.
TETHER INVESTMENTS, S.A. DE C.V.
March 28, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF
TETHER
Directors and Executive Officers of Tether
The name, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Tether are set forth below. The business address of each such director and executive officer is c/o Tether Investments, S.A. de C.V., Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador.
Name and Position	Citizenship	Present Principal Occupation or Employment and Employment History
Giancarlo Devasini	El Salvador	Giancarlo Devasini has served as the Sole Administrator of Tether since January 2025. Mr. Devasini has served as Chairman of the Tether Group since March 2025. Prior to serving as Chairman, Mr. Devasini served as Chief Financial Officer of Tether.to since 2014.
Paolo Ardoino	Italy	Paolo Paolo Ardoino has served as the Alternate Administrator of Tether since 21 January 2025. Mr. Ardoino has served of Chief Executive Officer of Tether.to since December 2023 and previously served as Chief Technology Officer of Tether.to from December 2017 to April 2023. Mr. Ardoino has also served as the CTO of Btfinex since 2016.
Manually signed photocopies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Common Shares and any other required documents should be sent or delivered by each shareholder of Adecoagro or such shareholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
Computershare Trust Company, N.A.
***By Express Mail, Courier, or Other Expedited Service:	***By Mail:
BY the Expiration Time Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021	BY the Expiration Time Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940
Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Call Toll-Free: (866) 896-8351